Exhibit 99.1


                           [HEXCEL GRAPHIC OMITTED]
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                                  News Release

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  Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666
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                                          Contacts   Financial:
                                                     Stephen C. Forsyth
                                                     203-969-0666 ext. 425
                                                     stephen.forsyth@hexcel.com

                                                     Media:
                                                     Michael W. Bacal
                                                     203-969-0666 ext. 426
                                                     michael.bacal@hexcel.com



          Hexcel Corporation Announces Exercise of 2,115,765 Shares of
       Underwriters' Option to Purchase Additional Shares and Closing of
                 Sale of Shares by Certain of Its Stockholders

STAMFORD, Conn.-- August 17, 2004-- Hexcel Corporation (NYSE/PCX: HXL) today announced the exercise of 2,115,765 shares of the underwriters' option to purchase additional shares and the closing of the sale of such shares of Hexcel's common stock by certain of its stockholders. The option to purchase additional shares was granted in connection with a previously announced and completed secondary offering of 14,500,000 shares of common stock by affiliates of The Goldman Sachs Group, Inc., and Berkshire Partners LLC and Greenbriar Equity Group LLC.

The option to purchase additional shares was exercised on August 15, 2005 and the closing occurred today, August 17, 2005. All of the shares were sold by affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which, after the closing today, together own approximately 10.1% of Hexcel's total voting power.

The joint book-running managers for the offering were Goldman, Sachs & Co. and Credit Suisse First Boston LLC. Deutsche Bank Securities Inc. was lead manager and Bear, Stearns & Co. Inc., Jefferies Quarterdeck, a division of Jefferies & Company, Inc., Ryan Beck & Co., Inc. and Wedbush Morgan Securities Inc. were co-managers in the offering.

This news release is neither an offer to sell nor the solicitation of an offer to buy the common stock, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful. Any offers of the common stock will be made only by means of a prospectus, copies of which may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (Tel: 212-902-1000) or Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, NY 10010 (Tel:
212-325-2580).

                                     * * *

Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.